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                                  EXHIBIT 99.F


                 Guaranty dated as of December 22, 1993 by the Registrant in favor of Bank of America National Trust and Savings Association, as agent.

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                                                                  EXHIBIT 99.F
                                    GUARANTY

                 This GUARANTY (this "Guaranty"), dated as of December 22, 1993, is made by SPELLING ENTERTAINMENT GROUP INC., a Florida corporation (the "Guarantor"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION as agent (the "Agent") for its benefit and for the ratable benefit of the Banks party to the Amended and Restated Credit Agreement.

                 WHEREAS, BLOCKBUSTER ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company"), the Designated Subsidiaries of the Company, the Banks and Bank of America National Trust and Savings Association as Agent, and BA Securities, Inc., as Arranger have entered into an Amended and Restated Credit Agreement dated as of the date hereof (such Amended and Restated Credit Agreement, as it may hereafter be amended, restated, supplemented, or otherwise modified from time to time, the "Amended and Restated Credit Agreement"); and

                 WHEREAS, each Subsidiary is a subsidiary of the Company and is engaged in related businesses and each of the Subsidiaries will derive direct and indirect economic benefit from all of the Loans (as defined in the Amended and Restated Credit Agreement) made to the Company;

                 WHEREAS, the Guarantor and the Company have agreed that following the execution of this Guaranty, the Guarantor and the Company will enter into a credit agreement (the "Intercompany Credit Agreement"), pursuant to which the Company will make certain loans to the Guarantor from time to time.

                 NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make Loans under the Amended and Restated Credit Agreement, the Guarantor hereby agrees for the benefit of the Agent and for the ratable benefit of the Banks (all such beneficially interested parties being hereinafter sometimes referred to collectively as the "Secured Parties") as follows:

                 1. Defined Terms. Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement are used herein as therein defined.

                 2. Guaranty. The Guarantor hereby unconditionally and irrevocably, guarantees the prompt performance and payment in full by the Company when due (whether at stated maturity, by acceleration or otherwise) of all the Company's obligations arising under, pursuant to or in connection with, the Amended and Restated Credit Agreement and the other Loan Documents (all such obligations being hereinafter referred to as the "Obligations"), and the Guarantor further agrees to pay all reasonable costs, fees and expenses (including counsel fees, including the allocated cost of in-house counsel) incurred by any Secured Party in enforcing any rights under this Guaranty; provided, however, that the Guarantor shall be liable under this Guaranty only for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount; provided further that in no event shall the






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Guarantor's liability under this Section 2 exceed the amount of the Guarantor's obligations to the Company under the Intercompany Credit Agreement at the time of enforcement hereof.

                 3.       Guaranty Absolute.

                          (a) This Guaranty is an unconditional and absolute
guaranty of payment and of performance. It shall be enforceable against the Guarantor, its successors and assigns, without the necessity of resorting to any suit against any other party or exhausting any other security or collateral. The Guarantor waives the right to have the Banks or the Agent pursue any other remedy, enforce any other rights, and the right to receive notice of non-payment, non-performance or non-observance, non-acceptance, demand or any other notice or demand to which the Guarantor might otherwise be entitled. The Guarantor guarantees that all amounts payable by the Company will be paid strictly in accordance with the terms of the Amended and Restated Credit Agreement and the other Loan Documents, regardless of any law, regulation or order, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Banks with respect thereto.

                          (b) This Guaranty is a guaranty of payment and the
obligations of the Guarantor contained herein shall be primary obligations and debts of the Guarantor. Accordingly, the Banks or the Agent shall not be obliged before enforcing such obligations to make any demand of the Company, to take any action or proceedings or obtain judgment in any court against the Company or to make or file any proof of claim in a liquidation or insolvency of the Company and the Guarantor hereby expressly waives presentment, acceptance, demand for payment, protest and notice of dishonor.

                          (c) The Guarantor shall not be exonerated or
discharged from liability hereunder by any time or grace period given to the Company or by any other indulgence or concession granted to the Company or by any other dealing or thing including, without limitation, any circumstances whatsoever affecting or preventing a recovery of amounts due under the Amended and Restated Credit Agreement or the other Loan Documents which, but for this provision, might operate to exonerate or discharge the Guarantor from its obligations hereunder.

                          (d) This Guaranty shall be a continuing guaranty, and
the obligations and liability of the Guarantor hereunder shall in no way be affected, impaired, released, reduced or discharged by reason of the occurrence of any of the following, although without further notice to or consent of the
Guarantor:

                          (i) the amendment, modification or supplement
                 (whether material or otherwise) of the Amended and Restated Credit Agreement or the other Loan Documents;

                          (ii) the assertion of any of the rights or remedies
                 of the Banks or the Agent under the Amended and Restated Credit Agreement or the other Loan Documents;





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                          (iii) the failure, omission or delay on the part of
                 the Banks or the Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Banks or the Agent under the Amended and Restated Credit Agreement or the other Loan Documents;

                          (iv) any bankruptcy, insolvency, reorganization,
                 arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting the Company;

                          (v) any lack of validity or enforceability of the
                 Amended and Restated Credit Agreement, the other Loan Documents or any other agreement or instrument relating thereto;

                          (vi) any exchange, release or non-perfection of any
                 collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

                          (vii) any other circumstances which might otherwise
                 constitute a defense available to, or a discharge of, the Guarantor.

                          (e) This Guaranty shall continue to be effective or
be reinstated, as the case may be, if at any time, any payment of any amounts payable by the Company is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

                          (f) If an event permitting the acceleration of any of
the Obligations shall any time have occurred and be continuing and such acceleration shall at such time be prevented by reason of the pendency against the Company of a case or proceeding under any bankruptcy or insolvency law, the Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the Obligations shall be deemed to have been accelerated and the Guarantor shall forthwith pay such Obligations, and the other obligations hereunder, without any further notice or demand, (including interest which but for the filing of a petition in bankruptcy with respect to the Company, would accrue on such Obligations).

                 4.        Taxes and payments.

                          (a) Subject to the requirements of Section 3.01(g) of
the Amended and Restated Credit Agreement, each payment to be made by the Guarantor under this Guaranty or in connection herewith to any Person shall be made free and clear of, and without deduction or withholding for or on account of any tax, reserve, levy or duty of, or imposed by, any governmental or taxing authority in any jurisdiction unless the Guarantor is required to make such a payment subject to the deduction or withholding of such tax, in which case the amount payable by the Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (to the extent provided in Section 3.01(d)(ii) the Amended and Restated Credit Agreement), such other party receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the amount which it would have



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received and so retained had no such deduction or withholding been made or required to be made.

                          (b) All payments made by the Guarantor shall be made
free and clear of and without any deduction for or on account of any set-off or counterclaim or any other matter.

                 5.       Waivers.

                          (a) The Guarantor expressly waives any and all rights
of subrogation, reimbursement and contribution, exoneration and indemnity (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and the Guarantor irrevocably waives any right to enforce any remedy which the Banks now have or may hereafter have against the Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Banks. The provisions of this Section 5 shall survive the termination of the Amended and Restated Credit Agreement and the payment in full of the Obligations.

                          (b) The Guarantor hereby waives promptness,
diligence, notice of acceptance and any and all other notices with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any Bank protect, secure, perfect or insure any security interest in or any Lien on any property subject thereto or exhaust any right or take any action against the Company, any other guarantor or any other obligor or any other Person or any collateral or security or to any balance of any deposit accounts or credit on the books of any Bank in favor of the Company or the guarantor.

                 6. Representations and Warranties. The Guarantor represents and warrants to each Secured Party as follows:

                          (a) the Guarantor:

                          (i) is a corporation duly organized, validly existing
                 and in good standing under the laws of the jurisdiction of its incorporation;

                          (ii) has the power and authority and all material
                 governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, this Guaranty;

                          (iii) is duly qualified as a foreign corporation,
                 licensed and in good standing under the laws of each jurisdiction where failure to qualify would have a Material Adverse Effect; and

                          (iv) is in compliance in all material respects with
                 all Requirements of Law.

                          (b) The execution, delivery and performance by the
Company of this Guaranty have been duly authorized by all necessary corporate action, and do not and will not:



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                          (i) contravene the terms of any of the Guarantor's
                 Organization Documents;

                          (ii) conflict with or result in any breach or
                 contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which the Guarantor or its Property is subject; or

                          (iii) violate any Requirement of Law.

                          (c) No approval, consent, exemption, authorization,
or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty.

                          (d) This Guaranty constitutes the legal, valid and
binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                          (e) Except as specifically disclosed in Schedule 5.05
to the Amended and Restated Credit Agreement, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Guarantor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Guarantor or any of its Properties which:

                          (i) purport to affect the legality, validity or
                 enforceability of this Guaranty, or any of the transactions contemplated hereby or thereby; or

                          (ii) if determined adversely to the Guarantor would
                 reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Guaranty, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

                          (f) Each other representation and warranty made by
the Company in Article V of the Amended and Restated Credit Agreement concerning the Guarantor is true and correct in all material respects.

                          The representations and warranties set forth in this
Section 6 shall survive the execution and delivery of this Guaranty.



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                 7.       Miscellaneous.

                          (a) All of the rights and remedies of the Banks and
the Agent under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy is intended to be an exclusion of or a waiver of any of the others. All rights and remedies may be enforced concurrently, separately, in any order and in any combination.

                          (b) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHICH THE GUARANTOR, THE AGENT OR ANY OF THE BANKS SHALL BE ADVERSE PARTIES.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                     SPELLING ENTERTAINMENT GROUP INC.,
                                     a Florida corporation


                                     By: _______________________________
                                     Title:   Steven R. Berrard,
                                              Vice Chairman, President
                                              and Chief Executive Officer


                                     Address:    c/o 200 South Andrews Avenue
                                                 Fort Lauderdale, Florida 33301
                                                 Attn: Thomas W. Hawkins, Esq.
                                                 Tel: 305-832-3000
                                                 Fax: 305-832-3929



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